LOAN & PROFIT SHARING AGREEMENT
SECOND AMENDMENT

between

CAPITAL VARIO CR, S.A.

Barrio Santa Marta, 25 norte de Tala Bar, Casa de alto, porto negro, mano der.
Desamparados, San Jose, Costa Rica

as Lender

and

SINUR OIL LLP

136 Amangeldy street, Karatau City, Zhambyl Oblast, Talas Raion, 080800
Republic of Kazakhstan

as Borrower

WHEREAS:

The parties entered into a loan agreement this 20th day of April, 2010  (hereinafter referred to as “the Agreement”).

The Parties hereto agreed to the following:

1.	Principal Amount:	Four Hundred Thousand Dollars ($400,000)
2.	Date of Payment:	Date on which the loan amount or any part of it is credited to the Borrower’s account, Loan can be granted in several parts at the request of the Borrower.
3.	Purpose:	The purpose of this Loan is for the purchase of Two Thousand (2,000) tons of crude oil as per the attached contract dated April 16th, 2010.
4.	Interest:
Instead of interest being assessed, Borrower agrees to repay this Loan in full and share one half (50%) of all profits made on the sale of said oil described in the attached contract, or the refined products it receives from processing said crude oil.

5.	Maturity Date:	The principal amount hereof shall be due and payable in three (3) months from the date of funds being credited to the Borrower’s account, unless it is not further extended by the parties.
6.	Payments:	The principal amount hereof and half (50%) of all profits of sales hereof shall be due and payable on maturity date.

7.	Prepayment:	The Borrower may prepay the outstanding principal balance under this Loan, in whole or in part, at any time.
8.	Cost of Collection:
The Borrower agrees to indemnify the Lender against any losses, claims, damages and liabilities or related expenses arising out of or in connection with or as a result of the transactions contemplated by this Loan.  In particular, the Borrower promises to pay all costs and expenses incurred in connection with the collection and enforcement of this Loan.

9.	Amendments:	Any changes and amendments to this Loan can only be valid by an instrument in writing signed by both parties, the Lender and the Borrower.
10.	Governing Law:	This Loan shall be governed by, and construed in accordance with the laws of the British Virgin Islands.

NOW THEREFORE the Parties hereto agree as follows:

1.	Term Extention:	The term of this loan is hereby extended to October 15th 2011.
2.	New Principle Amount:	The new principle balance of this loan as of April 15th 2011 is Five Hundred Thousand Dollars (USD500,000).
3.	Interest:	Interest shall accrue at a rate of thirty percent (30%) per annum with payment of all principle and interest due on or before October 15th 2011.

This agreement is dated June 20, 2011 and issued in duplicate.  One set will remain with the Lender, one set will remain with the Borrower.

The Lender

Capital Vario CR, S.A. [corporate seal]

/s/ Stephen H. Smoot
Authorised Signatory
Stephen H. Smoot - US Representative

The Borrower
Sinur Oil LLP

/s/ Gafur Kassymov
Gafur Kassymov – General Director